Exhibit 3.219

CERTIFICATE OF INCORPORATION

OF

SURGERY CENTER HOLDING CORPORATION

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and acts amendatory hereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “corporation”) is Surgery Center Holding Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle; the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice Hall Corporation System, Inc.

THIRD: The nature of the business and the purposes to be conducted and promoted by the corporation, which shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and by such statement all lawful acts and activities shall be within the purposes of the corporation, except for express limitations, if any.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000. The par value of each of such shares is $.01 dollar. All such shares are of one class and are shares of Common Stock.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Melinda S. Lampkin	One Park Plaza Nashville, TN 37203

SIXTH: The corporation is to have perpetual existence.

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

Surgery Center Holding Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The present registered agent of the corporation is The Prentice-Hall Corporation System, Inc. and the present registered office of the corporation is in the county of New Castle.

The Board of Directors of Surgery Center Holding Corporation adopted the following resolution on the 11th day of August, 1998.

Resolved, that the registered office of Surgery Center Holding Corporation in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, Surgery Center Holding Corporation has caused this statement to be signed by William W. Horton, its Vice President, this August 23, 1998.

/s/
William W. Horton, Vice President

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